Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

September 29, 2016

CRAIG MACNAB TO RETIRE AS CEO OF NATIONAL RETAIL

PROPERTIES, INC.; JULIAN E. (“JAY”) WHITEHURST NAMED AS

SUCCESSOR

– Transition to be effective April 28, 2017 –

Orlando, Florida, September 29, 2016 - National Retail Properties, Inc. (NYSE: NNN) (the “Company”) today announced that Craig Macnab, Chief Executive Officer and Chairman of the Board, will retire as CEO and step down as Chairman and a member of the Board of Directors effective April 28, 2017. Julian E. (“Jay”) Whitehurst, currently President and Chief Operating Officer, will assume the role of President and CEO as of April 28, 2017.

Mr. Macnab has been the Company’s Chief Executive Officer since February 2004, and the Chairman of its Board of Directors since February 2008.

Mr. Macnab commented: “National Retail Properties has a compelling business model, a great retail real estate portfolio that is conservatively financed, a wonderful culture and an exceptional team. Jay is the right person to succeed me and I look forward to watching Jay and his colleagues take NNN to the next level.”

As a part of the Board’s succession planning activities and upon Mr. Macnab’s recommendation, the Company’s Board of Directors has unanimously appointed Mr. Whitehurst President and CEO effective April 28, 2017. Mr. Whitehurst joined the Company in February 2003, was appointed Chief Operating Officer in June 2004 and has served as President since May 2006.

Mr. Whitehurst commented, “I want to thank Craig and our Board of Directors for the opportunity to serve as the next CEO of National Retail Properties upon Craig’s retirement. We will certainly miss Craig when he steps down next spring, but our experienced management team and talented associates will continue his mission to deliver outstanding results and create shareholder value.”

The Board has appointed Robert Legler, the Board’s lead independent Director, as Chairman of the Board effective upon Mr. Macnab’s retirement. Said Mr. Legler, “On behalf of National Retail Properties’ entire Board of Directors, I would like to recognize Craig’s exceptional leadership. He has been seen as a leader among his peers in the REIT industry for many years, and the Company’s operating performance has benefited from his guidance and execution. During Craig’s tenure, total assets have grown from $1.2 billion to more than $6 billion and most importantly the Company has produced average annual total shareholder returns over 14%. Strong leaders require strong successors, and consummating our thorough executive succession plan, the Board is pleased to appoint Jay Whitehurst to the role of President and CEO. Jay’s experience and talents equip him well for the opportunities ahead, and we are confident that he will build upon the solid foundation that Craig has established.”

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of June 30, 2016, the company owned 2,452 properties in 48 states with a gross leasable area of approximately 26.3 million square feet with a weighted average remaining lease term of 11.4 years.

Statements in this press release that are not strictly historical are “forward-looking” statements. These statements generally are characterized by the use of terms such as “believe,” “expect,” “intend,” “may,” “estimated,” or other similar words or expressions. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the preferences and financial condition of the company’s tenants, the availability of capital, risks related to the company’s status as a REIT and the profitability of the company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings, including, but not limited to, the company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the company or the SEC. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. National Retail Properties, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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